                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT: (Date of Earliest Event Reported) DECEMBER 11, 2003


                            PANHANDLE ROYALTY COMPANY
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          OKLAHOMA                     0-9116                   73-1055775
----------------------------     ---------------------     --------------------
  (State of Incorporation)         (Commission File)         (I.R.S. Employer
                                        Number              Identification No.)


GRAND CENTRE SUITE 210, 5400 NORTH GRAND BLVD., OKLAHOMA CITY, OK  73112
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number including area code: (405) 948-1560
                                                  ------------------------------



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                            Panhandle Royalty Company
                                    FORM 8-K
                                December 11, 2003


ITEM 5   OTHER EVENTS

         This Form 8-K contains the Company's press release discussing the fiscal year-end September 30, 2003 financial results, which was released on December 11, 2003.

OKLAHOMA CITY, OK- PANHANDLE ROYALTY COMPANY (AMEX-PHX) today reported significant financial growth for fiscal 2003, ending September 30, 2003. Company financial records were set in several areas. Annual revenue of $22,456,038 was an increase of 65% over fiscal 2002's previous record. Net income after provision for $2,217,000 of income taxes was $5,961,622, a 40% increase over fiscal 2001's previous record and a 1,638% increase over fiscal 2002. Net after tax diluted per share earnings were $2.83, a 1,669% increase over 2002.

Costs and expenses for the fiscal year were $14,323,916, an increase of 6% over fiscal 2002. Cash flow from operations grew 76% to $13,198,368, another record high. Additional records were set in total assets of $49,402,534, up 10%, and shareholder equity of $22,527,685, up 33%. Proven gas reserves (including CO(2)) were up 1% to 29,463,373 mcf, a record, while oil reserves were down 25% to 835,978 barrels. Gas production (including CO(2)) increased 1% to 3,926,124 mcf, while oil production decreased 15% to 112,746 barrels. Average price received was $4.79/mcf for gas and $29.30/barrel for oil. These were increases of 85% and 30% respectively over fiscal 2002 pricing.

H W PEACE II, COMPANY PRESIDENT AND CEO STATED:

"Fiscal 2003 was a year of growth and completing the consolidation of Wood Oil Company (purchased in fiscal 2002) into Panhandle. The results of that consolidation coupled with excellent gas and oil price and increased gas production combined to provide the Company and its shareholders the best financial year in our 77 year history. We were able to pay down long-term debt and make interest payments totaling $5, 500,000, while participating in 169 wells with a working interest. Of these working interest wells, 113 were producers and 20 were dry holes. Average working interest was approximately 5% per well but ranged from 1% to 15%. Most of these wells were in Oklahoma on Company owned minerals. Additionally, there were 150 wells where Panhandle had only a royalty interest either drilling, testing or completed during the year with 114 being producers and 12 being dry holes and 24 drilling or testing at year end. The average net revenue interest in these royalty interest wells is 0.9% per well. Combined


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                            Panhandle Royalty Company

                                    FORM 8-K
                                December 11, 2003


working and royalty interest success rate of 88% greatly exceeds the industry average. Natural gas production provided 83% of Company revenue."

         "The major portion of Panhandles revenue is derived from wells producing on Company owned minerals in Oklahoma where the industry enjoys a favorable ethic for environmentally safe drilling, completion and rapid market sales. Higher gas prices have again opened up large areas of western and southern Oklahoma for deeper exploration and development at depth ranges from 15,000' to 25,000'. These same higher prices are also causing operators to commence drilling in structurally and stratigraphically complex geologic areas of southeastern Oklahoma's Ouachita Mountains. Prices have further escalated drilling of vertical and horizontal wells in eastern Oklahoma's Arkoma Basin Hartshorne Formation for coal bed methane. Panhandle has extensive mineral ownership in all these areas. We have also been able to acquire leasehold of 40 to 60 acres per section, particularly in western Oklahoma's new Cherokee Carbonate Wash Trend, offsetting fiscal 2003 well completions. Assuming gas price remains in the $4/mcf or higher range for the next three to five years, we will continue to position ourselves for more drilling and with success concomitant growth."

                                                            YEAR ENDED SEPTEMBER 30,

                                                          2003                  2002
                                                      ------------         ------------
Revenues                                              $ 22,456,038         $ 13,591,397
Costs and Expenses                                    $ 14,323,916         $ 13,541,338
Net Income                                            $  5,961,622         $    343,059
Cash provided by
  Operating Activities                                $ 13,198,368         $  7,481,195
Average Shares Outstanding - Diluted                     2,103,713            2,089,972
Diluted Earnings per Share                            $       2.83         $       0.16
Dividends paid per Share                              $       0.28         $       0.28
Barrels Sold                                               112,746              132,514
Average Sales Price per Barrel                        $      29.30         $      22.48
MCF Sold                                                 3,926,124            3,897,084
Average Sales Price per MCF                           $       4.79         $       2.59


Panhandle Royalty Company (AMEX-PHX) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the American Stock Exchange under the symbol PHX. The Company's office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 19 other states.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           PANHANDLE ROYALTY COMPANY




                                              /s/ Michael C. Coffman
DATE: December 11, 2003                       Michael C. Coffman, Vice President
                                              Chief Financial Officer,
                                              Secretary  & Treasurer